Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK REPORTS FIRST QUARTER FINANCIAL RESULTS,

REAFFIRMS 2012 OUTLOOK

SPARKS, MD, MARCH 27 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported first quarter financial results for fiscal year 2012 and reaffirmed its 2012 outlook.

•	Grew first quarter net sales 16% with contributions from acquisitions, pricing actions and increased volume and product mix.

•	Reported earnings per share of $0.55 for the first quarter.

•	Reaffirmed projected 2012 earnings per share of $3.01 to $3.06.

Alan D. Wilson, Chairman, President and CEO, commented, “Our financial results for the first quarter of 2012 demonstrated the effectiveness of our strategy and growth initiatives. We grew net sales 16%, with double-digit increases in both our consumer and industrial businesses. More than a third of our sales growth was driven by acquisitions in emerging markets that we completed in 2011. We have pricing actions in place as a response to higher material costs, which also led to higher sales. In an environment where consumers in many markets are confronted with a tough economy and higher prices, we were pleased to achieve increased volume and product mix.

“Product innovation, expanded distribution and a 22% increase in brand marketing support helped maintain the positive momentum for our business, and we continue to benefit from our Comprehensive Continuous Improvement (CCI) program. As anticipated, profit margins in the first quarter were adversely affected by year-over-year material cost inflation, although this situation is expected to gradually improve in the remainder of 2012. As a result of lower profit margins, we projected a reduction in net income and earnings per share when compared to the first quarter of 2011. While the first quarter 2012 earnings per share result of $0.55 was $0.02 below the year-ago period, it was slightly ahead of our guidance due to our underlying strength in sales.”

McCormick’s first quarter sales rose 16%. Acquisitions completed in 2011 added 7% to sales during this period. Pricing actions taken in response to higher material costs increased sales 5% and volume and product mix rose 4% compared to the first quarter of 2011. Operating income rose to $113 million from $111 million in the year-ago period. The favorable impact of higher sales and cost savings from McCormick’s CCI program were offset in part by a steep increase in material costs and a $9 million increase in brand marketing support. The increase in material costs also impacted income from McCormick’s joint venture in Mexico, along with unfavorable currency exchange rates. As a result of these factors, earnings per share was $0.55 in the first quarter of 2012 compared to $0.57 in the first quarter of 2011.

Cash flow from operations was $23 million in the first quarter of 2012, which factors in a $21 million increase in pension contributions, compared to a negative $23 million in the year-ago period. The year-over-year improvement was mainly due to a lower increase in inventory in the most recent quarter. Inventory remains above historical levels largely as a result of higher material costs, raw material positions taken in order to assure a steady supply of product, and increases related to acquisitions. Due to the seasonality of McCormick’s business, cash flow from operations typically increases significantly in the second half of the fiscal year.

The Company reaffirmed its guidance for fiscal year 2012 sales growth and earnings per share. Sales are projected to grow 9% to 11% in local currency. Based on current rates, the Company estimates a 2% reduction in sales from the impact of foreign currency exchange rates. Included in the 9% to 11% sales growth range is an expected 4% increase from acquisitions completed in 2011 and the favorable impact of pricing actions taken in response to increased material costs. In addition to pricing actions, the Company expects to offset a portion of this material cost increase with productivity improvements from its CCI program and now anticipates cost savings of at least $45 million in 2012.

Earnings per share for fiscal year 2012 are expected to be in a range of $3.01 to $3.06. This increase includes the anticipated benefit of higher sales and CCI cost savings in 2012, along with a favorable comparison to 2011 when $0.07 per share of acquisition-related transaction costs were recorded. The Company anticipates that these increases in profit will be offset in part by increased material costs as well as increased retirement benefit expenses.

Business Segment Results

Consumer Business

(in millions)

	Three Months Ended
	2/29/12	2/28/11
Net sales	$534.2	$454.1
Operating income	81.4	86.9

Consumer business sales grew 18% when compared to the first quarter of 2011. Acquisitions completed in 2011, accounted for two thirds of the increase and the remaining third was largely due to pricing actions. Even with increased prices, volume and product mix rose slightly in the first quarter. The impact of foreign currency exchange rates on sales growth was minimal this period.

•

Consumer sales in the Americas rose 7%, with minimal impact from foreign currency exchange. This increase was driven by pricing actions, as well as a 2% increase that resulted from the Company’s 2011 acquisition of Kitchen Basics, a leading brand of liquid stock. Volume and product mix was down slightly from the year-ago period. In the year-ago period, sales were unfavorably affected by an estimated $10 million shift in sales to the fourth quarter of 2010 due to customer purchases in advance of a price increase. This had a favorable impact on the rate of sales growth in the first quarter of 2012. Also favorably impacting sales in the first quarter of 2012 were new product introductions, incremental brand marketing support and distribution gains. These increases were more than offset this period by lower sales of core items, which the Company believes were largely affected by initial consumer reaction to pricing actions taken during 2011.

•

Consumer sales in Europe, Middle East and Africa (EMEA) grew 25%, and in local currency increased 26%. The majority of the increase resulted from McCormick’s 2011 acquisition of Kamis, a Poland-based leading brand of spices, seasonings and mustards. The base business grew 4% this period, led by higher volume and product mix in France, as well as some smaller countries in the EMEA region. The impact of pricing was minimal during the first quarter of 2012.

•

First quarter sales in the Asia/Pacific region rose 110%, and in local currency grew 104%. A large portion of the increase resulted from McCormick’s 2011 acquisition of Kohinoor, based in India. Excluding this impact, the Company achieved growth of 21% in its base business. This result was led by 29% local currency sales growth in China, which was driven by both higher volume and product mix, as well as pricing actions.

For the first quarter, operating income for the consumer business was $81 million, which compares to $87 million in the first quarter of 2011. While the Company achieved significant sales growth and benefitted from CCI cost savings, it also faced a significant year-over-year increase in material costs, although this is expected to ease somewhat in the second quarter. In addition, the operating income result included the effect of a $10 million increase in marketing, which is part of McCormick’s commitment to support its brands.

Industrial Business

(in millions)

	Three Months Ended
	2/29/12	2/28/11
Net sales	$372.5	$328.7
Operating income	31.1	23.7

Industrial business sales grew 13% when compared to the first quarter of 2011. In local currency, sales grew 15% with about two thirds of the increase from higher volume and product mix and one third from pricing actions.

•

Industrial sales in the Americas grew 14%, and in local currency grew 15%. Higher volume and product mix was largely the result of increased demand from the restaurant industry. McCormick’s customers, including quick service restaurants, saw improved consumer traffic in the first quarter of 2012 compared to the year-ago period. The Company also increased sales to food manufacturers with the introduction of new products to support their innovation efforts. Pricing actions added 6% to sales growth in the first quarter of 2012.

•

In EMEA, industrial sales rose 5%, and in local currency increased 10%. This increase was led by demand from quick service restaurants in this region which was strong throughout 2011 and continued into the first quarter of 2012. Higher prices also added 2% to sales growth in this region.

•

In the Asia/Pacific region, sales rose 27%, and in local currency increased 22%. This was driven largely by new product introductions and increased demand from quick service restaurants in Australia, China and other parts of Southeast Asia. This result compares to a 1% sales decline in local currency that was reported for this region in the first quarter of 2011.

As a result of the significant increase in sales and CCI cost savings, industrial business operating income rose 31% to $31 million and operating income margin rose to 8.3%, from $24 million and 7.2% in the year-ago period, respectively.

Live Webcast

As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick web site. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.

Forward-looking Information

Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings, acquisitions and brand marketing support, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” “believe” and “plan.”

These and other forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by external factors such as damage to our reputation or brand name, business interruptions due to natural disasters or similar unexpected events, actions of competitors, customer relationships and financial condition, the ability to achieve expected cost savings and margin improvements, the successful acquisition and integration of new businesses, fluctuations in the cost and availability of raw and packaging materials, changes in regulatory requirements, and global economic conditions generally which would include the availability of financing, interest, inflation rates and investment return on retirement plan assets, as well as foreign currency fluctuations, risks associated with our information technology systems, the threat of data breaches or cyber attacks, and other risks described in the Company’s filings with the Securities and Exchange Commission.

Actual results could differ materially from those projected in the forward-looking statements. The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick & Company, Incorporated

McCormick & Company, Incorporated is a global leader in flavor. With more than $3.5 billion in annual sales, the Company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses.

Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick Brings Passion to Flavor™.

To learn more please visit us at www.mccormickcorporation.com.

# # #

For information contact:

Corporate Communications:

Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com

Investor Relations:

Joyce Brooks (410) 771-7244 or joyce_brooks@mccormick.com

3/2012

(Financial tables follow)

First Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)

(In millions except per-share data)

	Three Months Ended
	February 29, 2012	February 28, 2011
Net sales	$906.7	$782.8
Cost of goods sold	551.4	454.6

Gross profit	355.3	328.2
Gross profit margin	39.2%	41.9%
Selling, general and administrative expense	242.8	217.6

Operating income	112.5	110.6
Interest expense	13.5	12.2
Other income, net	0.9	0.5

Income from consolidated operations before income taxes	99.9	98.9
Income taxes	30.0	30.0

Net income from consolidated operations	69.9	68.9
Income from unconsolidated operations	4.6	7.9

Net income	$74.5	$76.8

Earnings per common share - basic	$0.56	$0.58

Earnings per common share - diluted	$0.55	$0.57

Average shares outstanding - basic	133.1	132.9
Average shares outstanding - diluted	134.5	134.6

First Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)

(In millions)

	February 29, 2012	February 28, 2011
Assets
Current assets
Cash and cash equivalents	$54.4	$40.6
Trade accounts receivable, net	381.1	326.8
Inventories	640.4	544.9
Prepaid expenses and other current assets	116.9	103.3

Total current assets	1,192.8	1,015.6
Property, plant and equipment, net	523.4	491.4
Goodwill, net	1,697.4	1,455.1
Intangible assets, net	355.0	234.1
Investments and other assets	311.1	281.4

Total assets	$4,079.7	$3,477.6

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$283.1	$194.5
Trade accounts payable	342.3	286.8
Other accrued liabilities	334.5	325.4

Total current liabilities	959.9	806.7
Long-term debt	1,028.7	775.7
Other long-term liabilities	398.5	318.7

Total liabilities	2,387.1	1,901.1
Shareholders’ equity
Common stock	840.9	772.0
Retained earnings	869.0	731.3
Accumulated other comprehensive (loss) income	(35.6)	64.1
Noncontrolling Interest	18.3	9.1

Total shareholders equity	1,692.6	1,576.5

Total liabilities and shareholders’ equity	$4,079.7	$3,477.6

First Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement (Unaudited)

(In millions)

	Three Months Ended
	February 29, 2012	February 28, 2011
Cash flows from operating activities
Net income	$74.5	$76.8
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	25.8	23.7
Stock based compensation	2.6	2.1
Income from unconsolidated operations	(4.6)	(7.9)
Changes in operating assets and liabilities	(76.3)	(119.1)
Dividends from unconsolidated affiliates	0.5	1.3

Net cash flow provided by (used in) operating activities	22.5	(23.1)

Cash flows from investing activities
Capital expenditures	(15.1)	(14.2)
Proceeds from sale of property, plant and equipment	0.2	—

Net cash flow used in investing activities	(14.9)	(14.2)

Cash flows from financing activities
Short-term borrowings, net	64.2	93.6
Long-term debt repayments	(4.2)	—
Proceeds from exercised stock options	14.4	17.1
Common stock acquired by purchase	(42.3)	(50.3)
Dividends paid	(41.4)	(37.2)

Net cash flow (used in) provided by financing activities	(9.3)	23.2

Effect of exchange rate changes on cash and cash equivalents	2.2	3.9

Increase (decrease) in cash and cash equivalents	0.5	(10.2)
Cash and cash equivalents at beginning of period	53.9	50.8

Cash and cash equivalents at end of period	$54.4	$40.6